EXHIBIT 11

                             TYCO INTERNATIONAL LTD.
                         Earnings Per Share Computation
                    (In thousands, except per share amounts)
                                           Three Months Ended        Six Months Ended
                                              December 31,             December 31,


                                             1995        1994         1995        1994
                                          ---------   ---------    ---------   ---------
Calculation of earnings per share:

Primary:

Weighted average common shares
   outstanding during the period            152,775     146,615      152,786     144,542

Dilutive effect of the restricted stock
   plan, stock options and warrants
   using the treasury stock method              123       3,755           33       4,922
                                          ---------   ---------    ---------   ---------

Total common equivalent shares              152,898     150,370      152,819     149,464
                                          =========   =========    =========   =========

Net Income before extraordinary item      $  70,771   $  26,624    $ 136,435   $  80,009

Extraordinary item                             --        (2,600)        --        (2,600)
                                          ---------   ---------    ---------   ---------

Net income                                $  70,771   $  24,024    $ 136,435   $  77,409
                                          =========   =========    =========   =========

Earnings per share:

Before extraordinary item                 $    0.46   $    0.18    $    0.89   $    0.54

Extraordinary item                             --         (0.02)        --         (0.02)
                                          ---------   ---------    ---------   ---------

Net income                                $    0.46   $    0.16    $    0.89   $    0.52
                                          =========   =========    =========   =========

Fully Diluted:(1)

Weighted average common shares
   outstanding during the period            152,775     146,615      152,786     144,542

Dilutive effect of the restricted stock
   plan, stock options and warrants
   using the treasury stock method              279       3,806          175       5,059
                                          ---------   ---------    ---------   ---------

Total common equivalent shares              153,054     150,421      152,961     149,602
                                          =========   =========    =========   =========


Net Income before extraordinary item      $  70,771   $  26,624    $ 136,435   $  80,009

Extraordinary item                             --        (2,600)        --        (2,600)
                                          ---------   ---------    ---------   ---------

Net income                                $  70,771   $  24,024    $ 136,435   $  77,409
                                          =========   =========    =========   =========


Earnings per share:

Before extraordinary item                 $    0.46   $    0.18    $    0.89   $    0.53

Extraordinary item                             --         (0.02)        --         (0.02)
                                          ---------   ---------    ---------   ---------

Net income                                $    0.46   $    0.16    $    0.89   $    0.52
                                          =========   =========    =========   =========

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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